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                      EQUITY AGREEMENT

             BATH COUNTY PUMPED STORAGE PROJECT

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     EQUITY AGREEMENT, entered into this 17th day of June,

1981, among Monongahela Power Company, an Ohio corporation

("Mon"0, The Potomac Edison Company, a Virginia and Maryland

corporation ("PE"), West Penn Power Company, a Pennsylvania

Corporation ("WPP") (Mon, PE and WPP hereinafter sometimes

called a "Company" and collectively sometimes called the

"Companies"), and Allegheny Generating Company, a Virginia

corporation ("AGC").

     WHEREAS, each of the parties hereto has entered  into

the Basic Agreements with Virginia Electric and Power

Company, a Virginia corporation ("VEPCO"), concurrently with this Agreement, setting forth the details of the obligations and rights of VEPCO and AGC relating to the ownership,

construction, replacement, retirement, control, management,

operation and maintenance of the Project, and

     WHEREAS, it is the intent and purpose of each of the

Companies to participate in the ownership through AGC of

undivided interests in the Project which AGC may purchase

from VEPCO and in the financing of such interests, and

     WHEREAS, the parties desire to enter into this

Agreement for the purposes, among others, of providing for

the respective equity participations of the Companies in

AGC.

     NOW, THEREFORE, in consideration of the premises and

the mutual convenants herein set forth, the parties agree as follows:

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     1.   Definitions.  Except as otherwise expressly provided or

unless the context otherwise requires, the following terms,

whenever used in this Agreement, shall have the following

respective meanings:

     "Agreement" means this Equity Agreement as it may from

time to time be amended or supplemented.

     "Approvals Date", "Basic Agreements", "Initial Purchase

Date" and "Project" have the respective meanings assigned to them in the Purchase Agreement.

     "Common Stock" means the Common Stock, par value $1 per

share, of AGC or stock of any class or classes resulting

from any reclassification or reclassifications thereof.

     "Equity Participation Ratio" of a Company at any time

means that fraction the numerator of which is the number of

shares of Common Stock owned by such Company at such time

and the denominator of which is the number of shares of

Common Stock issued and outstanding at such time.

     "Event of Default" has the meaning set forth in Section

5(a)

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          "Purchase Agreement" means the Project

Construction and Purchase Agreement, dated June 17, 1981,

between VEPCO, on the one hand, and the Companies and AGC,

on the other hand, as such agreement may from time to time

be amended or supplemented.

     2.   Equity Participation.  (a)  Each of the Companies

agrees that it will use its best efforts to obtain

appropriate authorizations, to the extent required, from all governmental agencies having jurisdiction in the premises

necessary to permit it to acquire shares of capital stock of

AGC and contribute equity capital to AGC as contemplated by

this Agreement.  Upon the receipt of all appropriate

authorizations, AGC shall issue and sell to the Companies,

and the Companies shall purchase severally and not jointly

from AGC, at a purchase price of $10 per share, the

following respective numbers of shares of Common Stock:

     Mon........270

     PE.........280

     WPP........450

     (b)  As soon as practicable after the Approvals Date

but prior to the Initial Purchase Date, the Companies shall

contribute to AGC, in proportion to their respective Equity

Participation Ratios, equity capital in an aggregate amount

to be determined by AGC but not to exceed $65,000,000.

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Thereafter, each of the Companies will furnish its share, in proportion to its Equity Participation Ratio or as may be

otherwise agreed to by the Companies subject to any

regulatory approvals which may be required, of equity

capital (in the form of cash payments for shares of Common

Stock, capital contributions or otherwise, as AGC shall

determine) to AGC from time to time in such amounts as shall be determined by the Companies to be necessary or desirable

to satisfy AGC's obligations under the Basic Agreements and

to conduct the business of AGC.

     (c)  In the case of each issuance of Common Stock under this

Agreement AGC will deliver to each Company purchasing

shares, against payment of the purchase price, certificates

for such shares in such denominations and registered in such names as such Company requests.

     3.   Transfer and Issuance of Shares.  (a)  Each Company

hereby agrees that it shall not transfer its shares of

Common Stock to any person, other than to another Company,

without the written consent of the remaining Companies.

     (b)  AGC hereby agrees that it shall issue Common Stock to the Companies only in proportion to their Equity

Participation Ratios, unless otherwise agreed by all the

parties hereto.

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4.   Voting as to Charter Amendments.  Each Company hereby

agrees that it shall not vote its shares of Common Stock to

amend the Articles of Incorporation of AGC unless each of

the other Companies agrees to vote its shares of Common

Stock in favor of such amendment.

     5.   Events of Default.  (a)  Any of the following shall

constitute an "event of Default" as to any Company, only

insofar as it relates to such Company:

     (i)  default in the payment or performance of any liability or obligation or covenant of such Company hereunder, and the continuance of such default for a period of 60 days after

          notice to such defaulting Company from any non-defaulting

          Company or from AGC, except that any such payment or

          performance which is being contested in good faith by

          appropriate proceedings shall not constitute an Event of

          Default;

     (ii) the entry by a court having jurisdiction in the

          premises of (A) a decree or order for relief in respect of such Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency,

          reorganization or other similar law or (B) a decree or order adjudging such Company a bankrupt or

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     insolvent, or approving as properly filed a petition

     seeking reorganization, arrangement, adjustments or

     composition of or in respect of such Company under any

     applicable Federal or State law, or appointing a

     custodian, receiver, liquidator, assignee, trustee,

     sequestrator or other similar official of such Company

     or of any substantial part of its property, or ordering

     the winding up or  liquidation of its affairs, and the

     continuance of any such decree or order for relief or

     any such other decree or order unstrayed and in effect

     for a period of 60 consecutive days;

          (iii)     the commencement by such Company of a

     voluntary case or proceeding under any applicable

     Federal or State bankruptcy, insolvency, reorganization

     or other similar law or of any other case or proceeding

     to be adjudicated a bankrupt or insolvent, or the

     consent by it to the entry of a decree or order for

     relief in respect of such Company in an involuntary

     case or proceeding under any applicable Federal or

     State bankruptcy, insolvency, reorganization or other

     similar law or to the commencement of any bankruptcy or

     insolvency case or proceeding against it, or the filing

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by it of a petition or answer or consent seeking

reorganization or relief under any applicable Federal or

State law, or the consent by it to the filing of such

petition or to the appointment of or taking possession by a

custodian, receiver, liquidator, assignee, trustee,

sequestrator or similar official of such Company or of any

substantial part of its property, or the making by it of an

assignment for the benefit of creditors, or the failure by

it generally to pay its debts as they become due, or the

taking of corporate action by such Company in furtherance of any such action; or

     (iv) any indebtedness of such Company shall not be paid

at the maturity thereof or an event of default as defined in any mortgage, indenture or instrument under which there may

be issued, or by which there may be secured or evidenced,

any indebtedness of such Company, whether such indebtedness

now exists or shall hereafter by created, shall happen and

shall result in any such indebtedness becoming due and

payable prior to the date on which it would otherwise become due and payable.

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          (b)  Upon the occurrence and during the

continuance of any Event of Default as to any Company, each

non-defaulting Company may in its discretion, at the same or different times, take one or more of the following actions;

          (i)  proceed by appropriate proceedings, judicial,

     administrative or otherwise, at law or in equity or

     otherwise, to enforce performance or observance by the

     defaulting Company, of the applicable provisions of

     this Agreement or to recover from the defaulting

     Company damages (other than consequential damages) for

     any breach thereof;

          (ii) subject to the receipt of all necessary

     approvals, purchase from the defaulting Company, and

     each Company, if it is the defaulting Company, hereby

     agrees to sell, and to use its best efforts to obtain

     all necessary approvals to sell, such shares of AGC

     owned by the defaulting Company as the non-defaulting

     Companies desire (if more than one non-defaulting

     Company selects this remedy, such shares shall be

     divided between the non-defaulting Companies in

     proportion to their Equity Participation Ratios as of

     the time of such default or as the non-defaulting

     Companies shall otherwise agree) upon the payment to

     the defaulting Company of the


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     book value of such shares calculated as of the most

     recent practicable date prior to such sale; or

     (iii)     at the expense of the defaulting Company, take any

          action as may be necessary to cure such default.

The rights and remedies herein provided in case of an

occurrence of an Event of Default shall not be deemed to be

exclusive but shall, to the extent permitted by law, be

cumulative and in addition to all other rights and remedies

existing at law, inequity or otherwise.  No delay or

omission of any non-defaulting Company to exercise any right or remedy accruing upon any occurrence of an Event of

Default shall impair any such right or remedy or constitute

a waiver of such Event of Default or an acquiescence

therein.  Every right and remedy given by this Agreement or

by law to any non-defaulting Company may be exercised from

time to time, and as often as may be deemed expedient, by

such non-defaulting Company.

          6.   Benefits of Agreement.  Nothing in this

Agreement, express or implied, shall give to any person,

other than the parties hereto and their successors

hereunder, any benefit or any legal or equitable right,

remedy or claim under or by reason of this Agreement.

          7.   Governing Law.  This Agreement shall be

governed by and construed in accordance with the laws of the

Commonwealth of Virginia.

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          8.  Regulatory Approvals.  This Agreement, as well

as all the transactions contemplated herein, is subject to

the receipt of all necessary approvals and consents from the

Federal Energy Regulatory Commission, the Securities and

Exchange Commission, the Virginia State Corporation

Commission and all other regulatory agencies having

jurisdiction over the transactions contemplated herein or

over the parties to this Agreement.

          9.   Section Headings Not to Affect Meaning.  The

descriptive headings of the various Sections of this

Agreement have been inserted for convenience of reference

only and shall in no way modify or restrict any of the terms or provisions hereof.

          10.    Severability.  In the event that any provision of

this Agreement, or the application of any such provision to

any person or circumstance, shall be held invalid or

unenforceable, the remainder of this Agreement, or the

application of such provision to persons or circumstances

other than those as to which it is held invalid or

unenforceable, shall not be affected thereby.

          11.  Waiver.  Any waiver at any time, by any party hereto,

of any of its rights with respect to any other party, or

with respect to any default or other matter arising in

connection with this Agreement, shall not be considered a

waiver

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of any other rights or with respect to any subsequent

default of matter.

          12.  Amendment.  Any amendment or supplement of

this Agreement shall be in writing and signed by the

Chairman of the Board or the President or a Vice President

of each of the respective parties hereto.

          13.  Counterparts.  This Agreement may be executed

in separate counterparts, and by the different parties

hereto on different counterparts, each of which when so

executed and delivered shall be an original, but all such

counterparts shall together constitute but one and the same

agreement.

          IN WITNESS WHEREOF, Mon, PE, WPP and AGC have

caused this Agreement to be duly executed by their

respective officers thereunto duly authorized on the date

first above written.



                              MONONGAHELA POWER COMPANY



                              By   F. J. EPPICH
                                   Vice President




                              THE POTOMAC EDISON COMPANY



                              By       JOHN ADAMS
                                       Vice President

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                              WEST PENN POWER COMPANY



                              By   KLAUS BERGMAN
                                   Vice President



                         ALLEGHENY GENERATING COMPANY



                              By   Eileen M. Beck
                                   Incorporator